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                                               Filed Pursuing to Rule 424(b)(2)
                                               Registration No. 333-83239



PRICING SUPPLEMENT DATED SEPTEMBER 25, 2000
TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 18, 2000

     - Date of notice of take down: September 25, 2000.

     - Number of shares to be sold in this tranche: 530,000.

     - Gross proceeds received by us from prior sales hereunder: $9,293,000

     - Assuming these shares are sold to Bear Stearns at $9.97 per share, the remaining dollar amount under this prospectus supplement is: $90,422,900.

     - Our common stock closed at a price of $9.97 per share on September 25, 2000.